Exhibit 99 (i)

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January 28, 2009

Tamarack Funds Trust

100 South Fifth Street, Suite 2300

Minneapolis, MN 55402

Re: Tamarack Funds Trust

Ladies and Gentlemen:

We have acted as counsel to Tamarack Funds Trust, a Delaware statutory trust (the “Trust”) and its separate series in connection with Post-Effective Amendment No. 28 to the Trust’s Registration Statement on Form N-1A (the “Amendment”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended.

In connection with the opinion set forth below, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, the following: the Amendment; the Trust’s Agreement and Declaration of Trust dated December 16, 2003, and the Trust’s By-Laws effective January 13, 2004. In addition, we have reviewed and relied upon a certificate issued by the Secretary of the State of Delaware dated January 26, 2009, with respect to the Trust. We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinion expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided to us have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Amendment, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise.

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Tamarack Funds Trust January 28, 2009 Page 2

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be sold pursuant to the Amendment, when it becomes effective subsequent to filing with the Commission, will have been validly authorized and, when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Trust, as described in the Amendment, will have been legally issued and will be fully paid and non-assessable by the Trust. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person.

We hereby consent to the filing of this opinion as an exhibit to the Amendment, to be filed with the Commission in connection with the continuous offering of the Trust’s shares of beneficial interest, as indicated above, and to references to our firm, as counsel to the Trust, in the Trust’s prospectuses and statements of additional information to be dated as of the effective date of the Amendment and in any revised or amended versions thereof, until such time as we revoke such consent. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

Dechert LLP